EXHIBIT 10.4

[GENAERA LETTERHEAD]

May 27, 2008

Henry R. Wolfe, Ph.D.

c/o Genaera Corporation

5110 Campus Drive

Plymouth Meeting, PA

19462

Dear Hank:

In conjunction with Genaera’s decision to implement initiatives designed to conserve cash into mid-2009, we have discussed and you have agreed, intending to be legally bound, to the following:

•	A voluntary 10% reduction in base compensation. As such, effective June 1, 2008, your base salary will be $18,750.00 per month ($225,000/year); and

•	A voluntary forfeiture of cash incentives, including salary increases and discretionary bonus awards, for 2008.

Please indicate your agreement with these changes by signing in the space provided below.

Sincerely,

/s/ John L. Armstrong, Jr.
John L. Armstrong, Jr.
President and Chief Executive Officer
JLA/jlb

Accepted:	/s/ Henry R. Wolfe	Date:	May 29, 2008